Exhibit 1.1

Joint Filing Agreement

The undersigned parties hereby agree to the joint filing of the Statement on Schedule 13D filed herewith, and any amendments thereto, relating to the shares of Class A Common Stock, par value $0.01 per share, of Sucampo Pharmaceuticals, Inc. with the Securities and Exchange Commission pursuant to Rule 13d-1(k).

Dated: December 28, 2016

/s/ Sachiko Kuno
Sachiko Kuno

SK IMPACT FUND, LLC

By:	/s/ Sachiko Kuno
Name: Sachiko Kuno
Title: Manager